UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
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General Dynamics Corporation

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The following is additional information regarding the Annual Incentive Compensation for the Named Executive Officers (NEOs) of General Dynamics Corporation (the Company).

Disclosure of Threshold and Maximum Goals Under Our Annual Incentive Plan

The NEO annual incentive compensation payments are based on performance against specific, measurable goals established at the beginning of each year and approved by the Compensation Committee (the Committee) as well as the Committee’s assessment of each NEO’s individual performance during the year. To further enhance the transparency related to the goals shown on page 38 of our Proxy Statement, we have included the threshold and maximum levels of performance for each of the 2018 annual incentive plan metrics.

2018 Annual Incentive

PERFORMANCE METRIC	THRESHOLD	TARGET	MAXIMUM	2018 ACTUAL
Earnings from Continuing Operations	$2,866 million	$3,184 million	$3,502 million	$3,358 million
Free Cash Flow from Continuing Operations	$2,264 million	$2,830 million	$3,396 million	$2,458 million

Annual Incentive Plan Payout Determination

To elaborate upon the disclosure contained on pages 37-39 of the proxy statement and further clarify the process the Committee undertook to determine annual incentive payments ranging from 125% to 175% of target for our NEOs, we are sharing the following additional information about key individual achievements of each NEO. These additional elements represented notable achievements that contributed to the financial success of the Company in 2018, with all-time highs for revenue, earnings from continuing operations and diluted earnings per share from continuing operations. The following results and individual contributions were taken into consideration by the Committee when arriving at the annual incentive plan payouts, which varied by NEO as evidenced below.

NEO	FINANCIAL	OPERATIONAL/STRATEGIC	PAYOUT FACTOR
Phebe N. Novakovic	• Drove organic revenue growth in each of our five segments. • Achieved double-digit year-over-year growth in diluted earnings per share, up 17.4% over 2017. • Achieved a book-to-bill ratio of 1:1 on a consolidated basis. • Ended the year with total backlog of $67.9 billion, up 7.4% over 2017. • Defense businesses demonstrated strong operating performance while continuing to book significant new business, with backlog in the defense segments increasing by 11.4% over 2017. • Oversaw the return of 115% of our free cash flow from operations to shareholders.

•   Aerospace segment successfully managed through a new model transition while achieving good order intake, industry-leading operating margins and increased deliveries of large cabin aircraft.

•   Resolved a significant supplier challenge at Gulfstream, which will support improved quality and lower costs.

•   Commencement of a multi-year capital investment plan to support the substantial growth anticipated in our Marine Systems segment driven.

•   Successful combination of General Dynamics Information Technology (GDIT) and CSRA the largest acquisition in the company’s history, to create a premier provider of technology solutions and mission services.

175%

NEO	FINANCIAL	OPERATIONAL/STRATEGIC	PAYOUT FACTOR
Jason W. Aiken	• Drove outperformance of operating cash flow at the business units to partially offset cash shortfall in other areas. • Achieved double-digit year-over-year growth in diluted earnings per share, up 17.4% over 2017. • Successfully managed the effective tax rate in line with projections. • Repaid approximately $1.7 billion of the roughly $10 billion of debt issued to finance the acquisition of CSRA. • Oversaw the return of 115% of our free cash flow from operations to shareholders.	• Demonstrated leadership in the consummation of, as well as the issuance and optimization of new debt to finance, the acquisition of CSRA. Maintained our strong credit rating. • Facilitated integration of the CSRA acquisition. • Led several investor meetings. • Conducted significant succession planning efforts within the Finance organization.	150%
John P. Casey	• Strong Marine Systems segment performance: 6.2% revenue growth, 11.1% operating earnings growth and 9% operating margin rate.	• Provided experienced leadership and oversight of the Marine Systems segment. • Thorough and accurate assessment of the performance of our shipyards. • Worked closely on improving performance and the application of capital expenditures throughout the Marine Systems segment.	168%
Mark C. Roualet	• Solid Combat Systems segment performance: 4.9% revenue growth, 2.7% operating earnings growth and 15.4% operating margin rate.	• Provided experienced leadership and oversight of the Combat Systems segment. • Oversaw continued growth development and improvement in operations throughout the Combat Systems segment. • Significant involvement in succession planning and leadership development throughout the Combat Systems segment.	161%
S. Daniel Johnson	• Significant revenue and operating earnings growth in the Information Technology segment due to the CSRA acquisition. • Mission Systems segment performance: 5.5% revenue growth, 3.3% operating earnings growth and 13.9% operating margin rate.	• Played a critical leadership role in the CSRA acquisition, including a key role in external communications with regard to the acquisition. • Continued to provide valuable and experienced guidance to the GDIT and Mission Systems segments.	125%